Exhibit 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman TargetHorizon ETF Portfolios, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-126647 on Form N-1A of our report dated November 26, 2008, relating to the financial statements and financial highlights of Seligman TargetHorizon ETF Portfolios Inc., including TargETFund Core, TargETFund 2015, TargETFund 2025, TargETFund 2035, and TargETFund 2045, appearing in the Annual Report on Form N-CSR of Seligman TargetHorizon ETF Portfolios, Inc. for the year ended September 30, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “General Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

New York, New York

January 27, 2009